Exhibit 4.3

SHAREHOLDERS’ AGREEMENT

BETWEEN

FONDS STRATEGIQUE D’INVESTISSEMENT

Pierre-Henri BENHAMOU

Bertrand DUPONT

PHYS Participations

and

DBCS Participations

IN THE PRESENCE OF

DBV TECHNOLOGIES

March 9, 2012

TABLE OF CONTENTS

Article 1.	Definitions, Interpretation	4
1.1	Definitions	4
1.2	Interpretation	5

Article 2.	Governance of DBV	5
2.1	Board of Directors	5
2.2	Information for members of the Board of Directors	7

Article 3.	Transfer of DBV Securities	7
3.1	Undertaking to retain Securities held by Managers	7
3.2	Undertaking to retain Securities held by the FSI	8
3.3	Free transfers	8

Article 4.	Undertakings by Managers	8

Article 5.	Right of the FSI to Audit	8

Article 6.	Intellectual Property	8

Article 7.	Term of the Agreement	9

Article 8.	Notifications	9

Article 9.	Applicable Law and Jurisdiction	10

Article 10.	Enforcement	10

Article 11.	General Stipulations	10

11.1	Confidentiality	10
11.2	Entire agreement between the Parties	10
11.3	Where provision of Agreement void	10
11.4	Agreement to prevail between Parties	11
11.5	Transfer	11

SHAREHOLDERS’ AGREEMENT

BETWEEN:

Fonds Stratégique d’Investissement, a limited company registered in the Trade and Companies Register of Paris under number 509 584 074, having its head office at 56, rue de Lille, 75007 Paris, represented by Thomas Devedjian and Maïlys Ferrère, duly authorized for the purposes hereof,

Hereinafter the “FSI,”

OF THE FIRST PART,

Pierre-Henri BENHAMOU, born in Casablanca, Morocco, on June 27, 1955, of French nationality, residing at 78 avenue de Suffren, 75015 Paris,

OF THE SECOND PART,

PHYS Participations, a simplified joint-stock company having its head office at 104 avenue Victor Hugo, 92100 Boulogne Billancourt, registered in the trade and companies register of Nanterre under number 448 614 214, represented by Mr. Benhamou, duly authorized for the purposes hereof, hereinafter “PHYS,”

OF THE THIRD PART,

Bertrand DUPONT, born in Marrakech, Morocco, on January 14, 1952, of French nationality, residing at 46 avenue Jules Isaac, 13100 Aix en Provence,

OF THE FOURTH PART,

DBCS Participations, a simplified joint-stock company having its head office at 104 avenue Victor Hugo, 92100 Boulogne Billancourt, registered in the trade and companies register of Nanterre under number 448 599 605, represented by Mr. Dupont, duly authorized for the purposes hereof, hereinafter “DBCS,”

OF THE FIFTH PART,

The FSI, Pierre-Henri BENHAMOU, PHYS PARTICIPATIONS, Bertrand DUPONT, and DBCS Participations are hereinafter referred to collectively as the “Parties” and individually as “Party.”

Pierre-Henry BENHAMOU, PHYS, Bertrand DUPONT, and DBCS are hereinafter referred to collectively as “Managers.”

IN THE PRESENCE OF:

DBV Technologies, a limited company registered in the trade and companies register of Nanterre under number 441 772 522, having its head office at Green Square, Bâtiment D, 80-84, rue des Meuniers, 92220 Bagneux, represented by Pierre Henri Benhamou, acting in his capacity as Chief Executive Officer, hereinafter referred to as “DBV.”

WHEREAS:

•	The Company proposes to initiate a cash capital increase by issuing a maximum of 6,048,017 new shares by way of a global offering, including a public offering in France and a private placement in France and outside France (the “Offer”) and the admission of its shares to listing on the Euronext Paris market.

•	The FSI and the Company entered into a memorandum of agreement on March 9, 2012 (the “MOA”) under which they agreed on the terms on which the FSI would acquire a stake in the capital of the Company at the time of the Offer.

•	The Parties have decided to enter into this Agreement, the purpose of which is to govern their relations as shareholders in the company (the “Agreement”).

NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

Article 1.	DEFINITIONS, INTERPRETATION

1.1	Definitions

In the Agreement, terms that are capitalized have the meaning assigned to them below:

Affiliate	means any person or entity Controlled by a Party, any person or entity that Controls that Party, and any person or entity that is under the Control of the person or persons that Control it;

FSI Member	has the meaning assigned to that term in Article 3.1.1;

Control	has the meaning assigned to that term by Article L. 233-3 of the commercial code;

Completion Date	means the delivery/payment date of the new shares issued pursuant to the Offer;

Important Decisions	has the meaning assigned to that term in Article 3.1.3;

Business Day	means any day other than a Saturday, a Sunday, or a holiday in France referred to in Article L. 3133-1 of the labor code;

By-laws	means the by-laws of the board of directors of DBV, as adopted on January 17, 2012;

Articles of Association	means the articles of association of DBV;

Third Party	means any person other than the Parties, an Affiliate of a Party, or DBV;

Security	means (i) any ordinary or preferred share issued by DBV and any other security issued or to be issued by DBV that does or may carry entitlement,

directly or indirectly, immediately or later, by conversion, exchange, reimbursement, presentation or exercise of a coupon, or by any other method, to have shares of DBV allocated or to other securities representing or giving access to a share in the capital or to voting rights in DBV, (ii) any stripping of the securities referred to above, and (iv) any other security of the same nature as the securities referred to above, issued or allocated by any company or entity of any nature whatsoever pursuant to a conversion, merger, split, partial contribution of assets, or similar transaction by DBV;

Transfer	means any transaction for consideration or free of charge that results or could result in a transfer of ownership of a share or any other Security, including, in particular, any transfer resulting from a public auction ordered by a court, any contribution to a company or a trust (by contribution in kind, partial contribution of assets, merger, or split), consumer loan, any transaction for the pledge of financial securities account, individual waiver of a right of subscription or allocation in favor of identified persons, any promise of sale, and any combination of those forms of transfer.

1.2	Interpretation

The meanings of the terms defined in Article 1.1 or in any other provision of the Agreement apply both to the singular and to the plural.

Any reference to a statutory provision means the provision as it may be amended, replaced, or codified in future, where such amendment, replacement, or codification is applicable or could be applied to the transactions entered into under the Agreement.

Article 2.	GOVERNANCE OF DBV

2.1	Board of Directors

2.1.1	Composition

The Board of Directors of DBV is composed of the number of members provided in the Articles of Association.

The Board of Directors of DBV will include, as soon as possible after the Agreement is signed, at least one (1) member appointed on the recommendation of the FSI (the “FSI Member”), and the FSI Member will be a permanent member of at least one of the committees created or that might be created by the Board of Directors of DBV.

The Managers agree to move and vote (at the next general meeting of the shareholders of DBV) for resolutions to appoint the FSI Member to the Board of Directors of DBV; the Managers who are members of the Board of Directors further agree to move and vote for resolutions granting attendance fees to the FSI Member. In addition, the Managers agree to move and vote for resolutions to replace the FSI Member with a director proposed by the FSI if the FSI Member ceases to hold office.

The Managers who are members of the Board of Directors agree to move and vote for decisions to appoint the FSI member to at least one of the committees created or to be created by the Board of Directors of DBV.

In addition, the Managers agree to move and vote for resolutions to appoint the FSI or a person designated by the FSI as a non-voting member of the Board of Directors of DBV. The Managers further agree to move and vote for resolutions to replace the FSI or the person designated by the FSI if the non-voting member ceases to hold office.

2.1.2	Functioning

The Board of Directors will meet and deliberate in accordance with the terms and conditions prescribed by law and regulation and, where applicable, by the By-laws of the Board of Directors.

The Managers who are members of the Board of Directors agree not to move or vote for any amendment to the By-laws without the prior agreement of the FSI.

2.1.3	Important Decisions

The following decisions (“Important Decisions”) will require the prior authorization of the Board of Directors:

•	transactions that could affect the strategy, capital, financial structure, or scope of activity of DBV;

•	approval and amendment of the DBV business plan and adoption of the annual budget;

•	merger, split, partial contribution of assets or any other similar or equivalent transaction, dissolution, liquidation, lease management or assignment of business, or transfer of essential assets, with respect both to DBV and to its subsidiaries;

•	acquisition or transfer, taking or transfer of participation in other entities, joint ventures, in a unit amount greater than 1 million euros or a total amount greater than 5 million euros, and any exchanges relating to property, shares, or securities in the course of acquisition or transfer transactions;

•	investment or divestment (whether in the form of CAPEX or OPEX), commitment or decommitment, acquisition or transfer of assets not provided for in the annual budget and in a unit amount greater than 1 million euros or a total amount greater than 5 million euros;

•	creation of subsidiaries or opening of their capital to third parties;

•	setting up facilities outside French territory, in particular via offices, branches, or establishments, including R&D activities, or removing such facilities;

•	entering into financing not provided in the annual budget in a unit amount greater than 1 million euros or a total amount greater than 5 million euros, or resulting in a unit commitment greater than 1 million euros or a total commitment greater than 5 million euros, including credit facilities and hire-purchase contracts; any decision by DBV or one of its subsidiaries that could result in default on financing taken out by DBV and/or its subsidiaries;

•	granting security interests, endorsements, or guarantees on property of DBV or its subsidiaries, granting any other off-balance sheet commitment, other than in the ordinary course of business;

•	agreements establishing or amending the main terms and conditions of any agreement relating to strategic partnerships;

•	assigning or transferring intellectual property rights and R&D results and any license relating thereto, other than in the ordinary course of business, and not as provided in the annual budget;

•	initiating and conducting significant litigation and settlements relating to such litigation;

•	amending the rules relating to the composition of the Board of Directors and to voting on decisions submitted to the Board of Directors;

•	amending the list of Important Decisions;

•	recruiting site managers or department managers employed by DBV or one of its subsidiaries;

•	entering into, amending, and/or cancelling by DBV or one of its subsidiaries of any agreement entered into, directly or indirectly, with an affiliate, a shareholder, a director, an officer, and/or any other senior manager of DBV or one of its subsidiaries (including any regulated agreement within the meaning of the commercial code);

•	calling a general meeting of shareholders and any resolution moved at such meeting.

2.2	Information for Members of the Board of Directors

The Chair of the Board of Directors is required to provide each member of the Board of Directors with all documents and information necessary for the performance of their mission.

The documents that enable directors to decide the items placed on the agenda by the Chair in an informed manner will be provided to the directors and the non-voting members at least five business days before each meeting of the Board, except in an emergency or where complete confidentiality must be maintained.

Article 3.	TRANSFER OF DBV SECURITIES

3.1	Undertaking to retain Securities held by Pierre-Henri Benhamou and Bertrand Dupont

3.1.1	Undertaking to retain

3.1.1.1	Pierre-Henri Benhamou and Bertrand Dupont agree to retain all of the Securities they hold or may hold, directly or indirectly through PHYS and DBCS, respectively, for a period of two (2) years commencing on the date on which the shares of DBV are first listed (the “Initial Non-transfer Period”).

3.1.1.2	Pierre-Henri Benhamou and Bertrand Dupont agree to retain 85% of the Securities they hold or may hold, directly or indirectly through PHYS and DBCS, respectively, for a period of one (1) year commencing on the expiration of the Initial Non-Transfer Period (the “Additional Non-transfer Period”).

3.1.1.3	Pierre-Henri Benhamou and Bertrand Dupont agree to retain 70% of the Securities they hold or may hold, directly or indirectly through PHYS and DBCS respectively, for a period of (1) year commencing on the expiration of the Additional Non-Transfer Period.

3.1.2	Promise to stand surety

3.1.2.1	Pierre-Henri Benhamou stands surety for the undertaking that PHYS will retain the Securities corresponding to his share of the Securities held by PHYS, calculated on the basis of the proportion he owns of the capital of PHYS, within the common limits and during the periods provided in 3.1.1 above.

Nevertheless, transfers made by PHYS after six (6) months following the date on which the shares of DBV are first listed, for the sole purpose of ensuring the liquidity of the shareholders of PHYS other than Pierre-Henri Benhamou, will be free.

3.1.2.2	Bertrand Dupont stands surety for the undertaking that DBCS will retain the Securities corresponding to his share of the Securities held by DBCS, calculated on the basis of the proportion he owns of the capital of DBCS, within the common limits and during the periods provided in 3.1.1 above.

Nevertheless, transfers made by DBCS after six (6) months following the date on which the shares of DBV are first listed, for the sole purpose of ensuring the liquidity of the shareholders of DBCS other than Bertrand Dupont, will be free.

3.2	Undertaking to retain Securities held by the FSI

The FSI agrees, for a period of two (2) years following the date on which the shares of DBV are first listed, to retain the Shares it holds or may hold.

3.3	Free transfers

Notwithstanding the non-transfer agreement provided in Article 3.1.4, the FSI may freely Transfer all or part of its Securities to one of its Affiliates.

The FSI may also freely Transfer all or part of its Securities to a Third Party in the event of:

(i) violation of any of the undertakings given in the Agreement, otherwise than by simple omission that would not jeopardize the undertakings given in this Agreement;

(ii) changes to the list of Important Decisions not approved by the FSI;

(iii) change of DBV strategy not agreed to by the FSI; or

(iv) public offer involving DBV Securities.

Article 4.	UNDERTAKINGS BY MANAGERS

The Managers will give notice each year, within thirty (30) Days after the closure of the preceding fiscal year of PHYS and DBCS, respectively, of the level Pierre-Henri Benhamou’s ownership of PHYS and the level of Bertrand Dupont’s ownership of DBCS.

Article 5.	RIGHT OF AUDIT OF THE FSI

The FSI has the right to perform any audit at any time at its expense. The right of audit set out in Article 5 hereof may be exercised on the condition that providing information in relation to the audits or performing the audits does not disrupt the normal function of DBV and its subsidiaries, and in compliance with the regulations relating to the distribution and retention of privileged information.

Article 6.	INTELLECTUAL PROPERTY

The Managers who perform the management functions and DBV further agree to ensure that every employee or officer of DBV and its subsidiaries, and every Third Party service provider, signs an undertaking in accordance with the applicable regulations under which such employee, officer, or Third Party transfers to DBV or, where applicable, to one of its subsidiaries all of their intellectual property or industrial property rights in the work they perform in the area of activity of DBV and/or of its subsidiaries, on its or their behalf, it being understood that any filing resulting from the activity of DBV and/or of one of its subsidiaries will be made on behalf of DBV or, where applicable, of one of its subsidiaries, to the extent permitted by the applicable regulations.

Article 7.	TERM OF THE AGREEMENT

This Agreement will come into force on the date on which the shares of DBV are first listed and will remain in force until the expiration of ten (10) years following that date.

Nevertheless, the Agreement will be terminated if the MOA terminates.

Moreover, the Agreement will be terminated on the date on which the FSI transfers more than half of the share it owns of the capital of DBV on the Completion Date.

It is nonetheless specified that the expiration of the Agreement will have no effect, however, on the stipulations expressly providing that they will continue to have effect after one of those dates or on the validity of any right or obligation of a party arising out of the performance or non-performance of the Agreement prior to its expiration.

Article 8.	NOTIFICATIONS

Notifications will be validly addressed as follows:

For FSI:

Attn.:	Maïlys Ferrère
Investment Manager
Address:	Fonds Stratégique d’Investissement
56, rue de Lille, 75007 Paris
Fax No.:	01.58.50.12.07

For Pierre-Henri Benhamou:
Address:	104 avenue Victor Hugo, 2100 Boulogne Billancourt
Fax No.:	01.46.99.98.97

For PHYS Participations:
Attn.:	Pierre-Henri Benhamou
Address:	104 avenue Victor Hugo, 2100 Boulogne Billancourt
Fax No.:	01.46.99.98.97

For Bertrand Dupont:
Address:	104 avenue Victor Hugo, 2100 Boulogne Billancourt
Fax No.:	01.46.99.98.97

For DBCS Participations:
Att.:	Bertrand Dupont
Address:	104 avenue Victor Hugo, 2100 Boulogne Billancourt
Fax No.:	01.46.99.98.97

Each Party may amend their details as shown above at any time, on the condition only that they so inform the other Parties in the forms specified in this Article.

Any notification or communication given in relation to this Agreement or to the transactions provided for herein must be (i) sent by fax and confirmed by registered letter with request for acknowledgement of receipt sent no later than the following Business Day, (ii) delivered by hand in return for a receipt dated and signed by the addressee, or (iii) sent by registered mail with request for acknowledgement of receipt, and will be presumed to have been received (i) on the date of the fax, (ii) on the date entered by the addressee on the receipt, if delivered by hand, or (ii) three (3) Business Days after the date of the stamp affixed by the postal service on the sending receipt, if sent by registered mail.

Article 9.	APPLICABLE LAW AND JURISDICTION

The Agreement is subject to French law.

Any dispute that arises under this Agreement or in relation to it will be subject to the exclusive jurisdiction of the courts of competent jurisdiction within the geographic jurisdiction of the Court of Appeals of Paris.

Article 10.	ENFORCEMENT

The Parties acknowledge that the undertakings given in this Agreement are irrevocable and may, without prejudice to any other remedies or actions, be enforced in the event of revocation or non-performance, and the payment of damages under Article 1142 of the civil code is not considered by the Parties to be sufficient compensation.

This Article will survive the cancellation or expiration of this Agreement for any cause whatsoever.

Article 11.	GENERAL STIPULATIONS

11.1	Confidentiality

The Parties to this Agreement agree to keep the content of the Agreement confidential and not to disclose it without the authorization of the other Parties.

However, this undertaking of confidentiality will not apply to the documents and information that might have to be provided in relation to any judicial or arbitral proceeding or pursuant to any statutory or regulatory provision, or in relation to any legal audit proceeding for the purpose of opening the capital of DBV to a new investor or of the sale of all or part of the Securities of a Party, in which case the usual arrangements for the protection of such information will be made.

11.2	Entire agreement between the Parties

This Agreement constitutes the entire agreement between the Parties in respect of the purpose hereof, and replaces any prior agreement, whether written or oral, between the Parties having the same purpose. This Agreement may be amended only by a written document signed by all of the Parties.

11.3	Where provision of Agreement void

In the event that any one of the stipulations of the Agreement is declared to be void or of no effect, in any way and for any reason whatsoever, the Parties agree to cooperate in order to remedy the cause of the nullity determined, so that the Agreement will continue in effect, without interruption, unless that is impossible.

11.4	Agreement to prevail between Parties

In the event of inconsistency between the provisions of the Articles of Association and the provisions of the Agreement, the provisions of the Agreement will prevail.

11.5	Transfer

The rights of the FSI will be for the identical benefit of any assignee of all or part of the Securities of the FSI (or of its Affiliates), on the condition that the assignee is an Affiliate of the FSI.

Executed in Paris on March 9, 2012

In five (5) original copies

FONDS STRATEGIQUE D’INVESTISSEMENT

/s/ Thomas Devedjian
Per: Thomas Devedjian
Title: Director and member of the Executive Committee

/s/ Maïlys Ferrère
Per: Maïlys Ferrère
Title: Investment Manager

Pierre-Henri BENHAMOU

/s/ Pierre-Henry Benahmou

PHYS Participations

/s/ Pierre-Henry Benahmou
Per: Pierre-Henri Benhamou
Title: President

Bertrand DUPONT

/s/ Bertrand Dupont

DBCS Participations

/s/ Bertrand Dupont
Per: Bertrand Dupont
Title: President

IN THE PRESENCE OF DBV

/s/ Pierre-Henry Benahmou
Per: Pierre-Henry Benhamou
Title: Chief Executive Officer